UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 22, 2008

Power-One, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-29454	77-0420182
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

740 Calle Plano Camarillo, California		93012
(Address of Principal Executive Offices)		(Zip Code)

(805) 987-8741

(Registrant’s Telephone Number, Including Area Code)

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02               Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

2004 Stock Incentive Plan

The Board of Directors (the “Board”) of Power-One, Inc. (the “Company”) previously approved, subject to stockholder approval, certain amendments to the Company’s 2004 Stock Incentive Plan (the “2004 Plan”).  The first amendment increased the individual award sub-limits under the 2004 Plan from 500,000 shares to 1,500,000 shares, such that under the 2004 Plan, the maximum number of shares that may be subject to awards granted to any individual in a calendar year, and the maximum number of shares that may be subject to stock options and stock appreciation rights granted to any individual in a calendar year, is now 1,500,000 shares.  The second amendment extended the Company’s authority to grant new awards under the 2004 Plan that are intended to qualify as performance-based compensation within the meaning of Section 162(m) of the U.S. Internal Revenue Code through the first annual meeting of our stockholders that occurs in 2013.  None of these amendments increased the 2004 Plan’s existing limits on the total number of shares that may be delivered under the 2004 Plan, or the limits on the total number of shares that may be delivered as so-called “full value awards” under the 2004 Plan.  At our annual meeting of stockholders held on April 22, 2008 (the “Annual Meeting”), the Company’s stockholders approved both of the foregoing amendments to the 2004 Plan.

The foregoing description of the amendments is qualified in its entirety by reference to the text of the amended version of the 2004 Plan, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

2008 Management Incentive Plan

On April 22, 2008, the Board approved the Company’s 2008 Management Incentive Plan (the “2008 Plan”).  The 2008 Plan provides bonus opportunities with respect to fiscal 2008 for certain of the Company’s senior officers, including our principal executive officer and all of our executive officers who were named in the summary compensation table included in the Company’s Proxy Statement filed with the SEC with respect to the Annual Meeting who are current employees of the Company (the “Named Executive Officers”).  Each participant in the 2008 Plan has a target incentive amount that is expressed as a percentage of the participant’s base salary.  The target incentive amounts for our principal executive officer and our Named Executive Officers are equal to the following percentages of their respective base salaries: Mr. Thompson (75%), Mr. Levran (45%), Mr. Godfrey (45%), Mr. Kyle (38%) and Mr. Holliday (30%).  Each participant’s actual bonus earned under the 2008 Plan may range from 0% to a maximum of 150% of the participant’s target bonus, with the actual bonus earned determined based on performance during the final three quarters of fiscal 2008.  Mr. Thompson’s bonus under the 2008 Plan becomes earned based on the Company’s attainment of targeted levels of revenue, net income and increases in the Company’s cash flow, with each Company performance goal weighted equally.  75% of Messrs. Levran’s, Godfrey’s, Kyle’s and Holliday’s bonus under the 2008 Plan becomes earned based on the Company’s attainment of targeted levels of revenue and earnings before interest, taxes, depreciation and amortization (with each Company performance goal weighted equally), while the other 25% of the bonus for these Named Executive Officers becomes earned based on individual performance objectives.  With respect to each Company performance goal, achievement of 100% of the goal will result in a payment of 100% of the target bonus attributable to the goal, achievement of 120% or more of the goal will result in a payment of 150% of the target bonus attributable to the goal, while achievement of less than 80% of the goal will result in 0% of the target bonus attributable to the goal being paid.  The individual goals work similarly, as individual performance that fully achieves the performance objective will result in a payout of 100% of the target bonus attributable to the individual goal, while individual performance that significantly exceeds the performance objective will result in a payout of 150% of the target bonus attributable to the individual goal, and a failure to achieve the individual performance objective will result in a payout of 0% of the target bonus attributable to the individual goal.   Individual or Company performance between the performance points described above will result in a proportionate bonus payment for the relevant goal that will be determined on a linear basis between performance points.

Even if the Company and individual performance goals described above are achieved, the Company must also achieve positive net income (calculated before any reduction for 2008 bonuses and excluding restructuring costs and other extraordinary items approved by the Company’s compensation committee) in order for the participants’ bonuses to become funded and payable.  If the Company does achieve positive net income, 35% of such positive net income will be made available to fund any target bonuses earned under the 2008 Plan, while 40% of such positive net income will be made available to fund any bonuses earned in excess of target levels, up to the maximum bonus amounts approved under the 2008 Plan.  If the Company does not achieve positive net income, no bonuses will be paid to any participants in the 2008 Plan.

Item 9.01                                             Financial Statements and Exhibits.

(d)                                 Exhibits

Exhibit
Number	Description

Exhibit 10.1	Power-One, Inc. 2004 Stock Incentive Plan, as amended.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POWER-ONE, INC.
(Registrant)

		By:	/s/JEFFREY J. KYLE
Date:	April 28, 2008		Jeffrey J. Kyle
Vice President –Finance, Treasurer and Chief Financial Officer